EXHIBIT 7.1
AGREEMENT OF JOINT FILING
     The parties listed below agree that the Amendment No. 40 to Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Dated: February 11, 2011

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, INC.
(General Partner)

AIMCO-GP, INC.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

AIMCO IPLP, L.P.

By:	AIMCO/IPT INC.
(General Partner)

AIMCO/IPT INC.

COOPER RIVER PROPERTIES, L.L.C.

REEDY RIVER PROPERTIES, L.L.C.

By:	/s/ Derek S. McCandless
Name:	Derek S. McCandless
Title:	Senior Vice President and Assistant General Counsel